Exhibit 10.5

CHENIERE ENERGY, INC.

2008 CHANGE OF CONTROL CASH PAYMENT PLAN

In order to retain the individuals identified as key employees or consultants of Cheniere Energy, Inc. and its subsidiaries (the “Company”), the Company shall, upon a Change of Control (as defined in the Cheniere Energy, Inc. Amended and Restated 2003 Stock Incentive Plan), pay to the employees and consultants designated by the Compensation Committee an amount equal to one times each such employee’s base salary or consultant’s annual fee, as applicable, at or immediately prior to the time the Change of Control is consummated (the “COC Award”). The COC Award shall be payable to the employee or consultant, less all applicable tax withholding obligations, within 30 days of the effective date of the Change of Control. The COC Award shall be subject to the terms and conditions of the Change of Control Agreement attached hereto as Schedule I.